Exhibit 99

Eaton Reports Record First Quarter 2022 Results

  Record First Quarter Earnings Per Share of $1.33 and Record First Quarter Adjusted Earnings Per Share of $1.62, Up 13% Over 2021
  Record First Quarter Segment Margins of 18.8%, 110 Basis Points Above the First Quarter of 2021
  10% Organic Sales Growth, Above the High End of Guidance, Record Backlog and Accelerating Order Activity up 30% in Electrical and up 35% in Aerospace
  Raised Full Year 2022 Organic Sales and Adjusted Earnings Per Share Guidance

DUBLIN--(BUSINESS WIRE)--May 3, 2022--Power management company Eaton Corporation plc (NYSE:ETN) today announced that earnings per share were $1.33 for the first quarter of 2022. Excluding charges of $0.25 per share related to intangible amortization, $0.03 per share related to a multi-year restructuring program, and $0.01 per share related to acquisitions and divestitures, adjusted earnings per share of $1.62 were a first quarter record and up 13% over the first quarter of 2021.

Sales in the first quarter of 2022 were $4.8 billion, up 3% from the first quarter of 2021. The sales increase consisted of 10% growth in organic sales and 6% growth from acquisitions, which was partially offset by 12% from the divestiture of the Hydraulics business and 1% from negative currency translation.

First quarter segment margins were 18.8%, a first quarter record and at the high end of the guidance. This represents a 110-basis point improvement over the first quarter of 2021. Operating cash flow in the first quarter of 2022 was $42 million and free cash flow was negative $73 million. This was driven by an increase in working capital to support higher than originally projected revenues for the full year.

Craig Arnold, Eaton chairman and chief executive officer, said, “We had a record first quarter, the fifth quarter in a row of record performance. First quarter sales grew 10% organically, above the high end of our guidance. In addition, we continue to see robust demand in our end markets leading to record backlog and accelerating orders up 30% in Electrical and up 35% in Aerospace on a rolling 12-month basis. Further, first quarter adjusted earnings per share were up 13% over 2021 and segment margins were 110 basis points above last year. This is a testament to the strong execution by our teams despite the challenges and uncertainties of today’s environment.”

For the full year 2022, the company is increasing its organic growth guidance from 7-9% to 9-11% and raising adjusted earnings per share to between $7.32 and $7.72. For the second quarter of 2022, the company anticipates organic growth of 9-11% and adjusted earnings per share to be between $1.78 and $1.88.

Business Segment Results

Sales for the Electrical Americas segment were $1.9 billion, up 17% from the first quarter of 2021. Organic sales were up 10% and the acquisition of Tripp Lite added 7%. Operating profits were $361 million, up 9% over the first quarter of 2021. Operating margins in the quarter were 19.1%, down 140 basis points from the first quarter of 2021 driven by higher commodity and logistics costs, increased growth related investments and supply chain disruptions.

Twelve-month rolling average orders continued to accelerate in the first quarter and were up 31% organically, with strength across all end markets. Backlog at the end of March remains strong and was a record, up 86% organically over March 2021.

Sales for the Electrical Global segment were $1.4 billion, up 15% over the first quarter of 2021. Organic sales were up 18%, partially offset by negative currency translation of 3%. Operating profits were $279 million, up 31% over the first quarter of 2021. Operating margins in the quarter were 19.4%, up 240 basis points over the first quarter of 2021.

Twelve-month rolling average orders in this segment also continued to accelerate in the first quarter and were up 27% organically, driven by strength across all end markets. At the end of March, backlog was also strong and a record, up 54% organically over March 2021.

Aerospace segment sales were $718 million, up 38% from the first quarter of 2021. Organic sales were up 15% and the acquisition of Mission Systems added 25%, which was partially offset by 2% negative currency translation. Operating profits were $159 million, up 66% from the first quarter of 2021. Operating margins in the quarter were 22.1%, up 360 basis points over the first quarter of 2021.

On an organic basis, twelve-month rolling average orders continued to accelerate in the first quarter and were up 35%, driven by strength in commercial OEM and commercial aftermarket. On an organic basis, backlog at the end of March was up 14% versus March 2021, a new record.

The Vehicle segment posted sales of $671 million, up 3% from the first quarter of 2021 driven entirely by organic sales growth. Operating profits were $113 million, flat to the first quarter of 2021. Operating margins in the quarter were 16.8%.

eMobility segment sales were $126 million, up 52% over the first quarter of 2021. Organic sales were up 7% and the acquisition of Royal Power Solutions added 46%, which was partially offset by 1% negative currency translation. The segment recorded an operating loss of $3 million reflecting continued investment in research and development and start-up costs associated with new program wins.

Eaton is an intelligent power management company dedicated to improving the quality of life and protecting the environment for people everywhere. We are guided by our commitment to do business right, to operate sustainably and to help our customers manage power ─ today and well into the future. By capitalizing on the global growth trends of electrification and digitalization, we’re accelerating the planet’s transition to renewable energy, helping to solve the world’s most urgent power management challenges, and doing what’s best for our stakeholders and all of society.

Founded in 1911, Eaton has been listed on the NYSE for nearly a century. We reported revenues of $19.6 billion in 2021 and serve customers in more than 170 countries. For more information, visit www.eaton.com. Follow us on Twitter and LinkedIn.

Notice of conference call: Eaton’s conference call to discuss its first quarter results is available to all interested parties as a live audio webcast today at 11 a.m. United States Eastern time via a link on Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on first quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning the second quarter and full year 2022 adjusted earnings per share and organic sales growth, as well as anticipated restructuring program charges and benefits. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: the course of the COVID-19 pandemic globally and government actions related thereto; unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; supply chain disruptions, unanticipated changes in the cost of material, labor, and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; natural disasters; the performance of recent acquisitions; unanticipated difficulties completing or integrating acquisitions; new laws and governmental regulations; interest rate changes; changes in tax laws or tax regulations; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the three months ended March 31, 2022, are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended March 31

(In millions except for per share data)	2022	2021
Net sales	$4,843	$4,692

Cost of products sold	3,269	3,184
Selling and administrative expense	790	795
Research and development expense	165	148
Interest expense - net	32	38
Gain on sale of business	24	—
Other income - net	(8)	(11)
Income before income taxes	619	538
Income tax expense	86	79
Net income	533	459
Less net income for noncontrolling interests	(1)	(1)
Net income attributable to Eaton ordinary shareholders	$532	$458

Net income per share attributable to Eaton ordinary shareholders
Diluted	$1.33	$1.14
Basic	1.33	1.15

Weighted-average number of ordinary shares outstanding
Diluted	401.8	400.9
Basic	399.2	398.3

Cash dividends declared per ordinary share	$0.81	$0.76

Reconciliation of net income attributable to Eaton ordinary shareholders to adjusted earnings
Net income attributable to Eaton ordinary shareholders	$532	$458
Excluding acquisition and divestiture charges, after-tax	4	37
Excluding restructuring program charges, after-tax	14	12
Excluding intangible asset amortization expense, after-tax	99	70
Adjusted earnings	$649	$577

Net income per share attributable to Eaton ordinary shareholders - diluted	$1.33	$1.14
Excluding per share impact of acquisition and divestiture charges, after-tax	0.01	0.09
Excluding per share impact of restructuring program charges, after-tax	0.03	0.03
Excluding per share impact of intangible asset amortization expense, after-tax	0.25	0.18
Adjusted earnings per ordinary share	$1.62	$1.44
See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended March 31

(In millions)	2022	2021
Net sales
Electrical Americas	$1,891	$1,622
Electrical Global	1,437	1,253
Hydraulics	—	561
Aerospace	718	519
Vehicle	671	654
eMobility	126	83
Total net sales	$4,843	$4,692

Segment operating profit (loss)
Electrical Americas	$361	$332
Electrical Global	279	213
Hydraulics	—	84
Aerospace	159	96
Vehicle	113	113
eMobility	(3)	(7)
Total segment operating profit	909	831

Corporate
Intangible asset amortization expense	(128)	(92)
Interest expense - net	(32)	(38)
Pension and other postretirement benefits income	19	14
Restructuring program charges	(18)	(16)
Other expense - net	(131)	(161)
Income before income taxes	619	538
Income tax expense	86	79
Net income	533	459
Less net income for noncontrolling interests	(1)	(1)
Net income attributable to Eaton ordinary shareholders	$532	$458
See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2022	December 31, 2021
(In millions)
Assets
Current assets
Cash	$237	$297
Short-term investments	268	271
Accounts receivable - net	3,667	3,297
Inventory	3,317	2,969
Prepaid expenses and other current assets	705	677
Total current assets	8,194	7,511

Property, plant and equipment - net	3,098	3,064

Other noncurrent assets
Goodwill	14,955	14,751
Other intangible assets	6,012	5,855
Operating lease assets	449	442
Deferred income taxes	388	392
Other assets	2,112	2,012
Total assets	$35,208	$34,027

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$1,116	$13
Current portion of long-term debt	1,728	1,735
Accounts payable	2,867	2,797
Accrued compensation	331	501
Other current liabilities	2,214	2,166
Total current liabilities	8,256	7,212

Noncurrent liabilities
Long-term debt	6,763	6,831
Pension liabilities	831	872
Other postretirement benefits liabilities	260	263
Operating lease liabilities	342	337
Deferred income taxes	635	559
Other noncurrent liabilities	1,465	1,502
Total noncurrent liabilities	10,296	10,364

Shareholders’ equity
Eaton shareholders’ equity	16,620	16,413
Noncontrolling interests	36	38
Total equity	16,656	16,451
Total liabilities and equity	$35,208	$34,027
See accompanying notes.

EATON CORPORATION plc
NOTES TO THE FIRST QUARTER 2022 EARNINGS RELEASE

Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).

Note 1. NON-GAAP FINANCIAL INFORMATION

This earnings release includes certain non-GAAP financial measures. These financial measures include adjusted earnings, adjusted earnings per ordinary share, and free cash flow, each of which differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they exclude certain transactions, allowing investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

The Company's second quarter and full year adjusted earnings guidance for 2022 follows:

	Three months ended June 30, 2022	Year ended December 31, 2022
Net income per share attributable to Eaton ordinary shareholders - diluted	$1.43 - $1.53	$5.99 - $6.39
Excluding per share impact of acquisition and divestiture charges (after-tax)	0.07	0.24
Excluding per share impact of restructuring program charges (after-tax)	0.03	0.11
Excluding per share impact of intangible asset amortization expense (after-tax)	0.25	0.98
Adjusted earnings per ordinary share	$1.78 - $1.88	$7.32 - $7.72

A reconciliation of operating cash flow to free cash flow follows:

(In millions)	Three months ended March 31, 2022
Operating cash flow	$42
Capital expenditures for property, plant and equipment	(115)
Free cash flow	$(73)

Note 2. ACQUISITIONS AND DIVESTITURE OF BUSINESSES

Acquisition of Royal Power Solutions

On January 5, 2022, Eaton acquired Royal Power Solutions for $612 million, net of cash received. Royal Power Solutions is a U.S. based manufacturer of high-precision electrical connectivity components used in electric vehicle, energy management, industrial and mobility markets. Royal Power Solutions is reported within the eMobility business segment.

Sale of Hydraulics business

On August 2, 2021, Eaton completed the sale of the Hydraulics business to Danfoss A/S. As a result of the sale, the Company received $3.1 billion, net of cash sold, and recognized a pre-tax gain of $617 million in 2021. According to the terms of the sales agreement, the Company finalized negotiations of post-closing adjustments with Danfoss A/S during the first quarter of 2022. As a result of these negotiations, the Company recognized an additional pre-tax gain of $24 million. The business had sales of $1.3 billion in 2021 through the date of the sale.

Acquisition of Mission Systems

On June 1, 2021, Eaton acquired Mission Systems for $2.80 billion, net of cash received. Mission Systems is a leading manufacturer of air-to-air refueling systems, environmental systems, and actuation primarily for defense markets. Mission Systems is reported within the Aerospace business segment.

Acquisition of Tripp Lite

On March 17, 2021, Eaton acquired Tripp Lite for $1.65 billion, net of cash received. Tripp Lite is a leading supplier of power quality products and connectivity solutions including single-phase uninterruptible power supply systems, rack power distribution units, surge protectors, and enclosures for data centers, industrial, medical, and communications markets in the Americas. Tripp Lite is reported within the Electrical Americas business segment.

Note 3. ACQUISITION AND DIVESTITURE CHARGES

Eaton incurs integration charges and transaction costs to acquire and integrate businesses, and transaction, separation and other costs to divest and exit businesses. Eaton also recognizes gains and losses on the sale of businesses. A summary of these Corporate items is as follows:

	Three months ended March 31
(In millions except for per share data)	2022	2021
Acquisition integration, divestiture charges and transaction costs	$29	$46
Gain on the sale of the Hydraulics business	(24)	—
Total before income taxes	5	46
Income tax benefit	1	9
Total after income taxes	$4	$37
Per ordinary share - diluted	$0.01	$0.09

Acquisition integration, divestiture charges and transaction costs in 2022 are primarily related to the acquisitions of Royal Power Solutions, Souriau-Sunbank Connection Technologies, Green Motion, Tripp Lite, and Mission Systems, and other charges to acquire and exit businesses. Charges in 2021 are primarily related to the divestiture of the Hydraulics business, the acquisitions of Tripp Lite, Mission Systems, Souriau-Sunbank Connection Technologies, and Ulusoy Elektrik Imalat Taahhut ve Ticaret A.S., and other charges to exit businesses. These charges were included in Cost of products sold, Selling and administrative expense, Research and development expense, or Other income - net. In Business Segment Information, the charges were included in Other expense - net.

Note 4. RESTRUCTURING CHARGES

In the second quarter of 2020, Eaton decided to undertake a multi-year restructuring program to reduce its cost structure and gain efficiencies in its business segments and at corporate in order to respond to declining market conditions brought on by the COVID-19 pandemic. Since the inception of the program, the Company has incurred charges of $310 million. These restructuring activities are expected to incur additional expenses of $40 million in 2022 primarily comprised of plant closing and other costs, resulting in total estimated charges of $350 million for the entire program.

A summary of restructuring program charges is as follows:

	Three months ended March 31
(In millions except for per share data)	2022	2021
Workforce reductions	$5	$2
Plant closing and other	13	14
Total before income taxes	18	16
Income tax benefit	4	4
Total after income taxes	$14	$12
Per ordinary share - diluted	$0.03	$0.03

Restructuring program charges related to the following segments:

	Three months ended March 31
(In millions)	2022	2021
Electrical Americas	$5	$5
Electrical Global	5	2
Aerospace	3	1
Vehicle	3	6
Corporate	2	2
Total	$18	$16

These restructuring program charges were included in Cost of products sold, Selling and administrative expense, Research and development expense, or Other income - net, as appropriate. In Business Segment Information, these restructuring program charges are treated as Corporate items. The projected mature year savings from these restructuring actions are expected to be $250 million when fully implemented in 2023.

Note 5. INTANGIBLE ASSET AMORTIZATION EXPENSE

Intangible asset amortization expense is as follows:

	Three months ended March 31
(In millions except for per share data)	2022	2021
Intangible asset amortization expense	$128	$92
Income tax benefit	29	22
Total after income taxes	$99	$70
Per ordinary share - diluted	$0.25	$0.18

Contacts

Eaton Corporation plc
Jennifer Tolhurst, Media Relations, +1 (440) 523-4006
jennifertolhurst@eaton.com
or
Yan Jin, Investor Relations, +1 (440) 523-7558